Exhibit 10.38

Date:	June 16, 2006
PERSONAL & CONFIDENTIAL
From:	Patricia Santangelo

To:	Gary Raley

The following sets forth our mutual agreement regarding your separation from the Company:

1.	Salary Continuation and Change in Control (“CIC”) Payment. For the next two weeks, you will continue on the payroll with the same salary and benefits through June 30, 2006, at which time your employment will terminate (your “Termination Date”). Upon receipt of this signed Agreement, the Company will pay you a lump sum payment equal to one year base salary plus annual PBO at your current Target rate (the “CIC Payment”). This payment will have all federal, state and local taxes deducted, as applicable. The federal withholding “Supplemental Rate” of 25 percent is used in the tax calculation of the Severance Payment.

2.	JohnsonDiversey Retiree Health Care Assistance. On your Termination Date, you will be eligible to elect retiree medical (including prescription drug), dental and vision coverage under the JohnsonDiversey Choice Benefits Program in lieu of COBRA coverage. The Company will pay you a lump sum equal to the difference between the cost of retiree medical coverage under your current elections and the cost of your current employee rate for medical coverage for 52 weeks. If you elect COBRA in lieu of retiree health care, you will not be able to elect retiree health care coverage at a later date. Please refer to the Benefit Information Packet for more detailed information.

3.	2006 Performance Bonus Plan. Your final payment under the PBO Plan will be prorated and based on actual results for the first half of 2006 and will be paid in September/October, 2006.

4.	Long Term Incentive Plan. Your final payment under the LTI Plan will be prorated and based on actual results for the first half of 2006 and will be paid in September/October, 2006.

5.	Cash Profit Sharing. Your prorated 2006 cash profit sharing payment will be paid on or before December 31, 2006. Neither the CIC Payment referred to in paragraph 1, above, nor any lump sum payments, will constitute earnings for purposes of calculating profit sharing.

6.	Retention Bonus. Your retention bonus of $166,000 will be paid on July 15, 2006.

7.	Success Bonus. Your success bonus of $400,000 will be paid on July 15, 2006.

8.	All Other Benefits. Please refer to the Benefit Information Packet for information on other benefits to which you may be entitled.

9.	Corporate Credit Card. You agree to file all expense reports on your Mastercard Corporate Credit Card on or before your Termination Date. If any amount remains outstanding, you agree that the Company will withhold said amount from any monies due you under this Agreement.

10.	Outplacement Assistance. The Company will provide the services of the outplacement firm of Right Management to assist you in your effort to secure other employment.

11.	Return of Company Property. You agree to return on or before June 30, 2006, any and all Company property, including, but not limited to, Company car, credit cards, files, including all originals and copies of Company documents (whether or not you were the author or recipient) and any Company material you may have in any electronic form, keys, cell phone, Company product in your possession, accounts receivable monies, etc. in accordance with Company guidelines.

12.	Release. In consideration of the Company’s provision for the CIC Payment and outplacement assistance described above, you, on your own behalf and for your heirs, assigns and representatives of any kind, hereby release and forever discharge the Company, its officers, directors, shareholders, employees, insurers, subsidiaries and any affiliated companies from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, including, without limitation, rights and/or claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991, known or unknown, arising or having arisen out of, in connection with or during your employment with or separation from the Company. However, this release shall not apply to any of your rights under benefit plans which apply generally to former employees (subject to any benefit plan restrictions) of the Company, any claims based on facts arising after the date of execution of this Agreement, and your rights under this Agreement.

13.	Older Worker Benefit Protection Act. In compliance with the Older Worker Benefit Protection Act, you (“Employee”), agree and acknowledge as follows:

a.	Employee has read the terms of this Agreement, understands its contents, and agrees to the terms and conditions set forth herein of your own free will.

b.	Employee has been advised orally and, by this document, in writing of your right to consult with legal counsel prior to executing this Agreement.

c.	Employee does not rely on any statement or representation of the Company in entering into this Agreement.

d.	Employee understands that this Agreement includes a general release and that Employee can make no claims against the Company except as provided in the general release.

e.	Employee acknowledges that Employee has been afforded a reasonable period of time within which to consider this Agreement. Accordingly, Employee hereby waives the applicable period provided under the Act (45 days) to consider this Agreement.

f.	Employee acknowledges and understands that Employee may rescind the release and waivers contained herein within seven (7) calendar days of the date on which Employee executes this document. Should Employee wish to exercise the right to rescind the release and waivers, the rescission must be in writing and must be delivered by hand or mail within seven (7) calendar days of the date set forth herein. If Employee wishes to deliver the rescission by mail, the rescission must be postmarked within the seven (7) calendar days set forth above; must be sent by certified mail, return receipt requested; and must be properly addressed as follows:

BY MAIL/HAND DELIVERY

JoAnne Brandes, General Counsel
JohnsonDiversey, Inc.
8310 - 16th Street
P. O. Box 902
Sturtevant, WI 53177-0902

If Employee wishes to deliver the rescission by hand, the rescission shall be delivered to the person and address stated above.

g.	The consideration referred to in paragraph 1, above, will not be paid until the aforesaid rescission period has expired without Employee exercising Employee’s right of rescission and all terms of this Agreement are fulfilled.

14.

Confidentiality. You agree to keep strictly confidential, and will not disclose to any third party in any manner, excluding your immediate family, attorney or accountant, directly or indirectly, the terms of this Agreement, any confidential business or technical information of the Company, as well as any information regarding any business, and/or personal affairs of any present or former directors, officers, stockholders and/or employees of the Company or any affiliate or subsidiary companies of the

Company to which you have been privy during the time that you were an employee of this Company in accordance with the requirements of this Agreement or as may be required by the Agreement to Respect Proprietary Rights and Non-Compete (the “Non-Compete”) you signed.

15.	Non-Compete. For purposes of the Non-Compete, the date on which you terminated employment with the Company shall be deemed to be June 30, 2006. You acknowledge and agree that the Non-Compete remains in full force and effect notwithstanding the termination of your employment with the Company. The terms of the Non-Compete are hereby incorporated by reference. You reaffirm the terms of the Non-Compete and agree that (a) by executing this Agreement you are agreeing to all of the terms of the Non-Compete as if you signed that document anew, and (b) the payments you are receiving and/or are to receive under this Agreement is consideration for the obligations you have under the Non-Compete.

16.	Breach of Agreement. The Company shall have the right to terminate any and all payments owed to you under this Agreement upon your breach of any of your obligations under this Agreement, whether in whole or in part.

17.	Miscellaneous.

a.	You agree to cooperate with the Company (including meeting with personnel of the Company and/or their lawyers) in any claim or matter which may arise (including in the future) about which you may have knowledge acquired during your period of employment.

b.	You agree and understand that this Agreement sets forth and contains all of the obligations the Company has to you and that you are not entitled to any other compensation of any kind or description.

c.	We advise you to consult an attorney prior to signing this Agreement, especially in relation to the release stated above.

If you are in agreement with all of the terms stated in this letter, please sign both original documents where provided below and return one signed original to me.

/s/ Patricia Santangelo
Patricia Santangelo

Accepted and agreed to this 28 day of June, 2006.

/s/ J.Gary Raley
Gary Raley